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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911


Westfield Financial, Inc. Declares Special Dividend and Reports Results for the Quarter Ended September 30, 2006

Westfield, Massachusetts, October 25, 2006: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $874,000, or $0.09 per diluted share, for the quarter ended September 30, 2006 compared to $1.6 million, or $0.16 per diluted share for the same period in 2005. For the nine months ended September 30, 2006, net income was $3.4 million, or $0.36 per diluted share compared to $4.5 million, or $0.46 per diluted share for the same period in 2005. The results for both the three and nine months ended September 30, 2006 included a net loss of $378,000 on the sale of fixed assets, which was the result of the sale of a building that previously housed Westfield Bank's branch in downtown Springfield, Massachusetts.

Net interest income was $5.5 million for the three months ended September 30, 2006 and $5.9 million for the same period in 2005. The net interest margin, on a tax equivalent basis, was 2.94% for the three months ended September 30, 2006, compared to 3.18% for the same periods in 2005. The decrease in the net interest margin was primarily due to higher funding costs resulting from the rising rate environment. As the rates on time deposits have increased over the past several months, some customers have shifted funds out of core deposits, which generally pay lower rates, and into time deposits.

Donald A. Williams, Chairman and Chief Executive Officer stated, "On October 24, 2006, the Board of Directors declared a regular cash dividend of $0.15 per share and a special cash dividend of $0.20 per share. Both the regular and special dividends are payable on November 22, 2006 to all shareholders of record on November 8, 2006."

Total assets increased $32.4 million to $837.5 million at September 30, 2006 from $805.1 million at December 31, 2005. Total deposits increased $15.1 million to $638.1 million at September 30, 2006 from $623.0 million at December 31, 2005. The increase in deposits was primarily the result of an increase in term deposits of $46.1 million, which were $381.1 million at September 30, 2006.

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Net loans during the period increased by $1.0 million, to $379.8 million at
September 30, 2006 from $378.8 million at December 31, 2005. Commercial real estate and commercial and industrial loans decreased $1.7 million to $267.9 million at September 30, 2006 from $269.6 million at December 31, 2005. The decrease was primarily the result of the payoff of $18.2 million in commercial loans involving 11 relationships that either divested real estate or the entire businesses were sold to concerns headquartered outside of Westfield Bank's market area.

Customer repurchase agreements were $20.0 million at September 30, 2006 and $14.4 million at December 31, 2005. All of Westfield Bank's customer repurchase agreements at September 30, 2006 were held by commercial customers.

Stockholders' equity at September 30, 2006 and December 31, 2005 was $117.0 million and $115.8 million, respectively, which represented 14.0% of total assets as of September 30, 2006 and 14.4% of total assets as of December 31, 2005. The change is primarily attributable to net income of $3.4 million for the nine months ended September 30, 2006, offset by the net repurchase of 25,845 shares of common stock for $726,000, and the declaration and payment by the Board of Directors of regular and special dividends amounting to $2.5 million.

Other noninterest income for the three months ended September 30, 2006 was $871,000 compared to $915,000 for the same period in 2005. The decrease was primarily the result of deceases in checking account processing fee income.

Noninterest expense for the three months ended September 30, 2006 was $4.9 million compared to $4.6 million for the same period in 2005. The increase was primarily the result of hiring new employees and normal increases in expenses related to employee salaries and benefits. In addition, Westfield Financial recorded expenses of $73,000 related to stock options for the three months ended September 30, 2006 compared to - 0 - for the same period in 2005. The requirement to expense stock based compensation related to stock options became effective for Westfield Financial for the fiscal year beginning on January 1, 2006.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

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The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
          Selected Consolidated Statement of Operations and Other Data
                     ($ in thousands, except per share data)
                                   (Unaudited)

                                                  Three Months Ended                 Nine Months Ended
                                                     September 30,                     September 30,
                                                 2006            2005              2006            2005
                                                 ----            ----              ----            ----
Interest and dividend income                  $   10,727      $    9,504        $   31,269      $   27,556
Interest expense                                   5,183           3,554            14,035           9,794
                                              ----------      ----------        ----------      ----------

Net interest and dividend income                   5,544           5,950            17,234          17,762
Provision for loan losses                             50             100               325             365

Net interest and dividend income after
 provision for loan losses                         5,494           5,850            16,909          17,397
Net losses on sales of fixed assets                 (378)              -              (378)              -
Net gains on sales of securities
 available for sale                                    -               -                 -              19
Other noninterest income                             871             915             2,609           2,455
Other noninterest expense                          4,877           4,617            14,578          13,998
                                              ----------      ----------        ----------      ----------

Income before income taxes                         1,110           2,148             4,562           5,873
Income taxes                                         236             553             1,115           1,355
                                              ----------      ----------        ----------      ----------
Net income                                    $      874      $    1,595        $    3,447      $    4,518
                                              ==========      ==========        ==========      ==========

Basic earnings per share                      $     0.09      $     0.17        $     0.37      $     0.48

Average shares outstanding                     9,349,768       9,451,534         9,330,116       9,484,074

Diluted earnings per share                    $     0.09      $     0.16        $     0.36      $     0.46

Diluted average shares outstanding             9,525,481       9,688,635         9,509,620       9,731,892

Other Data:

Return on Average Assets (1)                       0.42%           0.78%             0.56%           0.75%

Return on Average Equity (1)                       2.99%           5.33%             4.00%           5.09%

Net Interest Margin (2)                            2.94%           3.18%             3.12%           3.24%

(1) Three and nine month results have been annualized.
(2) Net interest margin is calculated on a tax equivalent basis.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                     ($ in thousands, except per share data)
                                   (Unaudited)

                                                              September 30,      December 31,
                                                                   2006              2005
                                                                   ----              ----
Total assets                                                     $837,465          $805,095
Securities held to maturity                                       231,356           225,450
Securities available for sale                                     148,416           129,459
Stock in Federal Home Loan Bank of Boston
 and other stock                                                    4,246             4,237
Loans                                                             385,096           384,259
Allowance for loan losses                                           5,345             5,422
                                                                 --------          --------
Net loans                                                         379,751           378,837

Total deposits                                                    638,104           623,045

Federal Home Loan Bank Advances                                    55,000            45,000

Stockholders' equity                                              117,026           115,842

Book value per share                                                12.51             12.37

Other Data:

Nonperforming loans                                              $    706          $  1,919

Nonperforming loans as a percentage of total assets                 0.08%             0.24%

Nonperforming loans as a percentage of total loans                  0.18%             0.50%

Allowance for loan losses as a percentage
 of nonperforming loans                                              757%              283%

Allowance for loan losses as a percentage of total loans            1.39%             1.41%

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